SWM ANNOUNCES CEO TRANSITION AND BOARD APPOINTMENTS

(ALPHARETTA, GA) March 30, 2017 - Schweitzer-Mauduit International, Inc. (NYSE: SWM), announced today that Frédéric Villoutreix, who has served as Chief Executive Officer and Chairman of the Board since 2009, will be departing the Company effective May 5, 2017. The Board of Directors initiated the search for his successor at the request of Mr. Villoutreix, who expressed his view that the time was right for him personally and professionally to transition out of the CEO and Chairman roles. After an exhaustive search to identify the successor who would continue to build upon the strong foundation of growth established over the last several years, SWM’s Board of Directors has named Jeffrey Kramer, PhD as Chief Executive Officer of the Company. Dr. Kramer, who will also become a member of the Board of Directors, will join the Company on April 21 and serve as Co-CEO with Mr. Villoutreix until May 5. Subsequent to that transition period he will become the sole CEO.

Following his departure date, Mr. Villoutreix will provide consulting services to the Board and CEO as requested through February 28, 2018.

Dr. Kramer comes to SWM from Brenntag AG, a German-based company which is one of the world’s largest distributors of chemicals, where he served as Vice President, Lubricants. Prior to that, he was the President and CEO of J.A.M. Distributing which was acquired by Brenntag AG in December 2015. Previously, Dr. Kramer had a career of over 25 years at Air Products and Chemicals, Inc. (NYSE:APD), during which time he leveraged his technical and commercial expertise and moved through a succession of technical, corporate development and executive leadership roles both domestically and internationally. Dr. Kramer has a Masters and PhD in Chemical Engineering from Princeton University and an MBA from Lehigh University.

Mr. Villoutreix stated, “I am honored to have led SWM during such an exciting time in the company’s history. We have made tremendous progress in optimizing our global operations and implementing a diversification strategy. It has been a pleasure to work with such a talented and dedicated team, and I thank my colleagues and the Board for their considerable support over the years. We are at a milestone in SWM’s evolution, and I feel the time is right to make a change. I believe the Board has found the right combination of skills and experience in Jeffrey Kramer to lead the company into the future.”

K.C. Caldabaugh, Board director since SWM’s spin-off from Kimberly-Clark in 1995, will be named as Non-Executive Chairman of the Board, effective April 21, 2017. Mr. Caldabaugh commented, “The Board has been fortunate to have the benefit of Frédéric’s extraordinary leadership during a dynamic time in SWM’s history, and we thank him for his dedication and many contributions. His expanded vision for the company has been instrumental in driving SWM’s transformation, particularly during the last several years. He led the company’s diversification strategy and the multi-year action plan resulting in the creation of the Advanced Materials & Structures business unit and the expanded portfolio of the Engineered Papers business unit. Frédéric’s work has positioned the company for continued growth and we are confident that Dr. Kramer is the right choice to take the company to the next level. His unique combination of education, experience and leadership qualities position him as the right person to build upon the current momentum, drive growth, and realize a future of continued success and opportunity for all SWM stakeholders. We look forward to welcoming him to the Board and supporting him as he transitions into the CEO role.”

Dr. Kramer states, “I look forward to joining the SWM team and I am honored to have the opportunity to lead SWM going forward. It is an exciting time for the company and I am eager to get started. I will focus on taking the company’s strong operational foundation and the considerable growth momentum that the team has generated under Frédéric’s leadership to open new doors and fuel future growth.”

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials. We are experts in developing and manufacturing technical materials from fibers, resins and polymers that are critical components in many instantly recognizable products and industries globally.  Historically, the company focused on engineered papers but in recent years has diversified to include a range of films, nets and nonwovens, offered through its Advanced Materials & Structures (AMS) segment. The AMS platform was created through multiple strategic acquisitions, including DelStar

Technologies (2013), Argotec (2015) and Conwed Plastics (2017). SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,500 people worldwide, with operations in the United States, United Kingdom, Belgium, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures.  For further information, please visit SWM's Web site at www.swmintl.com.

SWM Contacts:

Mark Chekanow
Director, Investor Relations
+1-770-569-4229

Linde Miscio
Director, Enterprise Communications
+1-770-569-4328
Web site: http://www.swmintl.com